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                                                                   Exhibit 10.01

                                                                October 28, 1992

Commonwealth Land Title Insurance Company
Reliance Insurance Company
Reliance Group Holdings, Inc.
Park Avenue Plaza
55 East 52nd Street
New York, NY 10055

Dear Sirs:

         This letter is written to confirm certain understandings among CMAC Investment Corporation (the "Company"), Commonwealth Mortgage Assurance Company and its subsidiaries, Commonwealth Mortgage Assurance Company of Arizona and Commonwealth Mortgage Assurance Company Service Company (collectively, "CMAC"), Commonwealth Land Title Insurance Company ("CLTIC"), Reliance Insurance Company ("RIC") and Reliance Group Holdings, Inc. ("Reliance") with respect to the registration and public offering of (a) 5,700,000 shares of common stock of the Company held by CLTIC, and (b) 3,404,000 shares of common stock to be issued by the Company (the shares to be sold by CLTIC and the Company being referred to herein as the "Shares").

         1. For purposes of Paragraph 2 hereof, the following definitions shall apply:

         (a) "CMAC shall mean and include CMAC and the Company.

         (b) "Federal Taxes" shall mean all income taxes (including estimated taxes) imposed by the United States.

         (c) "Adjustment" shall mean any change in an item of income, gain, loss, deduction or credit of CMAC or the Company, including but not limited to, changes attributable to amended federal tax returns, deficiencies asserted by a federal taxing authority, audit, examination, proceeding or litigation resulting from any of the foregoing events, but only after such change becomes final by virtue of an agreement between the pertinent taxpayer and the Internal Revenue Service or of the conclusion of any administrative or judicial proceedings in connection with the items that are the subject of the proposed adjustment; provided that "Adjustment" shall not include any disallowance of the worthless stock deduction for CMAC's investment in the common stock of Telemundo Group, Inc.
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         (d) "Pre-Closing Date Interest" shall mean all interest payable for periods ending on or before the Closing Date on federal income tax assessments attributable to CMAC.

         (e) "Post-Closing Date Interest" shall mean all interest payable for periods after the Closing Date on federal income tax assessments attributable to CMAC.

         (f) "Federal Tax Rate" shall mean 34%.

         2. Consolidated Group Tax Matters. (a) Reliance shall file a consolidated federal tax return for the taxable year ended December 31, 1992, which tax return shall include in the consolidated taxable income therein reported for the Reliance consolidated group the taxable income of CMAC for the period commencing January 1, 1992 and ending on the date on which the closing of the sale of the Shares shall occur (the "Closing Date") computed in accordance with Treasury Regulation Section 1.1502-76(b)(4).

         (b) Reliance shall file, or cause to be filed, when due, all federal income tax and information returns and reports (including federal estimated tax returns) which are required to be filed with respect to CMAC for all periods during which CMAC has been a member of the Reliance consolidated group and will pay, or cause to be paid, when due, all amounts which are shown as due and owing on such returns and reports.

         (c) Reliance agrees to indemnify and hold harmless CMAC against any and all Federal Taxes, together with any related interest, penalties or additions to tax, relating to members of Reliance's consolidated group other than CMAC arising pursuant to Treasury Regulation Section 1.1502-6(a) with respect to all periods during which CMAC has been a member of the Reliance consolidated group.

         (d) On or before the Closing Date, CMAC shall pay to CLTIC, in cash, an amount equal to Federal Taxes of CMAC for the period from January 1, 1992 through October 31, 1992 as determined in accordance with the terms of the current tax sharing arrangement between CMAC and RIC, less the amounts previously paid (or applied against such taxes) by CMAC to CLTIC with respect to Federal Taxes of CMAC for such period.

         (e) On or before September 30, 1993, CMAC shall pay to CLTIC, or CLTIC shall pay to CMAC as the case may be, in cash, an amount equal to Federal Taxes of CMAC for the period from January 1, 1992 through the Closing Date, as determined in accordance with the terms of the current tax sharing arrangement between CMAC and RIC, less the amounts previously paid including any amount paid under paragraph (d) hereof (or applied against such taxes) by CMAC to CLTIC, or by CLTIC to CMAC as the case may be, with respect to Federal Taxes of CMAC for such period.

         (f) (i) If there is an Adjustment to any item reported on a federal tax return that increases the taxable income or reduces the taxable loss of the Reliance consolidated group for a period ending



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prior to, on, or including the Closing Date (the "Reliance Increase") and such
Adjustment results in a corresponding change to CMAC's taxable income in a period beginning on or after the Closing Date with the result that Federal Taxes of CMAC are or could have been reduced in such period, then CMAC shall pay to Reliance an amount equal to the product of (x) the Reliance Increase multiplied by (y) the Federal Tax Rate, plus Post-Closing Date Interest. Payments pursuant to this Paragraph 2(f)(i) are to be made, in cash, on the date which is five business days after CMAC has been notified of the Adjustment, and (ii) if there is an Adjustment to any item reported on a federal tax return that increases the taxable income or reduces the taxable loss of CMAC for a period beginning on or after the Closing Date (the "CMAC Increase") and such Adjustment results in a corresponding change to Reliance's taxable income in a period ending prior to, on, or including the Closing Date with the result that Federal Taxes of the Reliance consolidated group are reduced, then Reliance shall pay to CMAC an amount equal to the product of (x) the CMAC Increase multiplied by (y) the Federal Tax Rate. Payments pursuant to this Paragraph 2(f)(ii) are to be made, in cash, on the date which is five business days after Reliance has been notified of the Adjustment.

         (g) CMAC agrees to reimburse, indemnify and hold harmless CLTIC, RIC and Reliance against any and all loss, liability, claim, damage and expense whatsoever for (1) Federal Taxes attributable to CMAC with respect to all periods during which CMAC has been a member of the Reliance consolidated group for any Adjustment that is not subject to reimbursement pursuant to paragraph
(f) above. (2) any penalties or additions to tax attributable to CMAC with respect to all periods during which CMAC has been a member of the Reliance consolidated group, and (3) Pre-Closing Date Interest. Reliance agrees to limit the aggregate amount of such reimbursements by CMAC under this Paragraph 2(g) to the sum of (x) $1,853,000, the amount included in the federal income tax liability account on CMAC's June 30, 1992 balance sheet, and (y) the federal income tax benefit, if any, derived by CMAC from all such payments by CMAC under this Paragraph 2(g). Payments pursuant to this Paragraph 2(g) are to be made, in cash, on the date which is five business days after CMAC has been notified of the Adjustment.

         (h)(i) Reliance shall have the sole right to control federal income tax audits or contests for all periods during which CMAC has been a member of the Reliance consolidated group; provided however, that Reliance shall not, without the prior written consent of CMAC which consent shall not be unreasonably withheld, change any tax election affecting CMAC, file any amended return or enter into any compromise or settlement of any audit or contest which could result in an Adjustment giving rise to a liability of CMAC for Federal Taxes, including interest, penalties or additions to tax, or decreasing the amount of any refund of Federal Taxes of CMAC. Notwithstanding the foregoing, CMAC shall at its own expense and cost, including without limitation all attorneys' fees, accountants' fees, court costs and related expenses, pursue, defend or conduct any audit or contest which could result in an Adjustment giving rise to a liability of CMAC to the extent the aforementioned consent is withheld by CMAC.


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         (ii) CMAC shall have the sole right to control federal tax audits or contests for all periods beginning after the Closing Date; provided, however, that CMAC shall not, without the prior written consent of Reliance which consent shall not be unreasonably withheld, change any tax election affecting Reliance, file any amended return or enter into any compromise or settlement of any audit or contest which could result in an Adjustment giving rise to a liability for Federal Taxes of Reliance, or decreasing the amount of any refund of Federal Taxes of Reliance. Notwithstanding the foregoing, Reliance shall at its own expense and cost, including without limitation all attorneys' fees, accountants' fees, court costs and related expenses, pursue, defend or conduct any audit or contest which could result in an Adjustment giving rise to a liability of Reliance to the extent the aforementioned consent is withheld by Reliance.

         (i) Reliance, RIC, CLTIC and CMAC shall each make available to the other party on a reasonable basis for examination and copying, books, records and documents relevant to the determination of any Federal Taxes.

         (j) Except as specifically provided in Paragraphs 2(d) and 2(e) above, the current tax sharing arrangement between CMAC and RIC is hereby terminated and this Letter Agreement comprises the entire understanding between the parties with respect to tax liabilities. Reliance, RIC and CLTIC shall have no claim against CMAC for any amounts with respect to taxes and CMAC shall have no claim against Reliance, RIC and CLTIC, or any affiliate thereof, for any amounts with respect to taxes, except as provided herein. The Capital Maintenance Agreement, dated January 5, 1987, between CMAC and Reliance is hereby terminated and neither party thereto shall have any claim against the other relating to such agreement.


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                                      Sincerely,

                                      Commonwealth Mortgage Assurance Company



                                      By:
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                                      Commonwealth Mortgage Assurance Company

                                      of Arizona



                                      By:
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                                      Commonwealth Mortgage Assurance Company

                                      Service Company



                                      By:
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                                      CMAC Investment Corporation



                                      By:
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Accepted as of the date

first written above:

Commonwealth Land Title Insurance Company



By:
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Reliance Insurance Company



By:
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Reliance Group Holdings, Inc.



By:
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